As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-191647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-191647

UNDER

THE SECURITIES ACT OF 1933

KRAFT FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	36-3083135
(State of Incorporation)	(IRS Employer Identification No.)

Three Lakes Drive

Northfield, Illinois 60093-2753

(847) 646-2000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paulo Basilio

Chief Executive Officer and Chief Financial Officer

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-191647 on Form S-3 (the “Registration Statement”) originally filed by Kraft Foods Group, Inc., a Virginia corporation (“Kraft”) with the Securities and Exchange Commission (the “SEC”) on October 9, 2013.

On July 2, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 24, 2015, with H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kite Merger Sub Corp., a Virginia corporation and a direct wholly owned subsidiary of Heinz (“Merger Sub I”), and Kite Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Heinz (“Merger Sub II”), Merger Sub I merged with and into Kraft (the “Merger”), with Kraft surviving the Merger as a wholly owned subsidiary of Heinz.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Kraft has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by Kraft in the Registration Statement, Kraft hereby removes and withdraws from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Kraft certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and Commonwealth of Pennsylvania on July 2, 2015.

KRAFT FOODS GROUP, INC.

By:	/s/ Paulo Basilio

Name: Paulo Basilio Title: Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.